LIMITED POWER OF ATTORNEY

      The undersigned, being a person who will be subject to the reporting obligations of Section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), with respect to securities of CVR Energy, Inc., CVR Refining, LP and CVR Partners, LP (collectively, "CVR"), hereby constitutes and appoints Susan M. Ball as the undersigned's true and lawful attorney-in-fact and agent solely so as to permit the undersigned to file Forms 3, 4 and 5 with the Securities and Exchange Commission on the undersigned's behalf pursuant to Section 16 of the Act, and the rules and regulations promulgated thereunder, or any successor laws and regulations, as a consequence of the undersigned's ownership, acquisition or disposition of equity securities of CVR, and to perform all acts necessary in order to file such forms as she shall deem appropriate. The undersigned hereby ratifies and confirms all that said attorney-in-fact and agent shall do or cause to be done by virtue hereof.

      This Limited Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by CVR, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

This Limited Power of Attorney is executed as of December 18, 2014.


                                         /s/ John R. Walter
                                        -----------------------
                                        John R. Walter